EXHIBIT 10.05

                     TERMINATION AGREEMENT


          TERMINATION AGREEMENT effective as of January 1, 1999 between SWANK, INC., a Delaware corporation having its principal office at 90 Park Avenue, New York, New York (the "Company"), and _________________________, residing at _____________________,
___________________________________ ("Employee").

                      W I T N E S S E T H:

          WHEREAS, in consideration of the contribution that has been, and can continue to be, made by Employee toward the success of the business of the Company, the Company desires to enter into this Agreement with Employee; and

          WHEREAS, Employee desires to enter into this Agreement with the Company.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows:

          1. Term and Operation of Agreement. This Agreement shall be effective for a term (the "Term") commencing as of January 1, 1999 and ending on the earlier of (i) December 31, 2001 (subject to extension as provided below) and (ii) the termination of Employee's employment prior to a Change in Control (as hereinafter defined) of the Company; provided, however, that
(x) prior to a Change in Control, the December 31, 2001 expiration date set forth in clause (i) above shall be automatically extended on each December 31 during the Term, commencing on December 31, 2001, until the next December 31 unless the Company shall have given the Employee not less than 30 days' written notice prior to the then current December 31 expiration date that there shall be no extension (in which event the expiration date set forth in such clause (i), as theretofore extended, shall not thereafter be further extended) and (y) notwithstanding the foregoing, if there is a Change in Control subsequent to December 31, 1998, but prior to the termination of this Agreement in accordance with the foregoing, then the Term shall be automatically be fixed as a two-year term commencing on the date such Change in Control shall have occurred and ending on the second anniversary of the date of such Change in Control.

          For purposes of this Agreement, Employee's employment by the Company shall be deemed to be continuing (i) for any period during which, in accordance with any contract between him and the Company ("Employment Agreement"), provision shall be made for Employee to perform services as an employee of the Company and Employee shall be entitled to compensation from the Company for same, or (ii) if there is no Employment Agreement, for any period during which Employee is in fact performing services as an employee of the Company and receiving compensation from the Company for same.

          Anything in this Agreement to the contrary notwithstanding, except as expressly set forth herein, neither this Agreement nor any provision hereof shall be operative until a Change in Control has occurred, at which time this Agreement and all of its provisions shall become operative immediately.

          2.   Change in Control-Termination of Employment and
Compensation in Event of Termination.

          (a) After a Change in Control has occurred, Employee may terminate his employment within two years thereafter upon the occurrence of any of the following events:

               (i) Failure to elect or appoint, or re-elect or reappoint, Employee to, or removal of Employee from, his office and/or position with the Company as constituted immediately prior to the Change in Control, except in connection with the termination of Employee's employment pursuant to subparagraph 3(a) hereof.

               (ii) A reduction in Employee's overall compensation (including any reduction in pension or other benefit programs or perquisites) or a significant change in the nature or scope of the authorities, powers, functions or duties normally attached to Employee's position with the Company as referred to in clause (i) of subparagraph 2(a) hereof.

               (iii) A determination by Employee made in good faith that, as a result of a Change in Control, he is unable effectively to carry out the authorities, powers, functions or duties attached to his position with the Company as referred to in clause (i) of subparagraph 2 (a) hereof, and the situation is not remedied within thirty (30) calendar days after receipt by the Company of written notice from Employee of such determination.

               (iv) A breach by the Company of any provision of this Agreement not covered by clauses (i), (ii) or (iii) of this subparagraph 2(a), which is not remedied within thirty (30) calendar days after receipt by the Company of written notice from Employee of such breach.

               (v) A change in the location at which substantially all of Employee's duties with the Company are to be performed to a location which is not within a 20-mile radius of the address of the place where Employee is performing services immediately prior to the Change in Control.

               (vi) A failure by the Company to obtain the assumption of, and the agreement to perform, this Agreement by any successor (within the meaning of paragraph 8).

          An election by Employee to terminate his employment under the provisions of this subparagraph 2(a) shall not be deemed a voluntary termination of employment by Employee for the purpose of interpreting the provisions of any of the Company's employee benefit plans, programs or policies. Employee's right to terminate his employment for good reason shall not be affected by his illness or incapacity, whether physical or mental, unless the Company shall at the time be entitled to terminate his employment under paragraph 3(a)(ii) of this Agreement.
Employee's continued employment with the Company for any period of time less than two years after a Change in Control shall not be considered a waiver of any right he may have to terminate his employment pursuant to this paragraph 2(a).

          (b) After a Change in Control has occurred, if Employee terminates his employment with the Company pursuant to subparagraph 2(a) hereof or if Employee's employment is terminated by the Company for any reason other than pursuant to paragraph 3(a) hereof, Employee (i) shall be entitled to his salary, bonuses, awards, perquisites and benefits, including, without limitation, benefits and awards under the Company's stock option plans and the Company's pension and retirement plans and programs, through the Termination Date (as hereafter defined) and, in addition thereto, (ii) shall be entitled to be paid in a lump-sum, on the Termination Date, an amount of cash (to be computed, at the expense of the Company, by PricewaterhouseCoopers, independent certified public accountants to the Company, or such other independent certified accountants regularly employed by the Company (the "Accountants") in charge of the Company's account immediately prior to the Change in Control, whose computation shall be conclusive and binding upon Employee and the Company) equal to 2.99 times Employee's "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). Such lump-sum payment is hereinafter referred to as the "Termination Compensation." Upon payment of the Termination Compensation and all amounts to which Employee may be entitled under subparagraph 2(b)(i) , any Employment Agreement between Employee and the Company shall terminate and be of no further force or effect; provided, however, that (x) if Employee shall, in terminating his employment with the Company pursuant to paragraph 2(a), include in his Notice of Termination (as hereafter defined) his election to enforce his rights under the provisions of his Employment Agreement and not under the provisions of this Agreement or (y) if Employee shall, within thirty (30) calendar days after he has obtained actual knowledge of the termination of his employment by the Company other than pursuant to paragraph 3(a) of this Agreement, notify the Company that he intends to enforce his rights under the Employment Agreement, then, in each such case, any Employment Agreement between Employee and the Company shall remain in full force and effect and the provisions of this Agreement shall terminate and be of no further force or effect and Employee shall hold, for the benefit of the Company, any payment on account of the Termination Compensation theretofore received by him hereunder, pending the satisfaction of the Company's obligations to Employee under the provisions of any Employment Agreement between Employee and the Company (whereupon Employee shall return any such Termination Compensation to the Company).

          (c) For purposes hereof, a Change in Control shall be deemed to have occurred if there has occurred a change in control as the term "control" is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 as in effect on the date hereof
(the "Act"); (ii) when any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Act), except for an employee stock ownership trust (or any of the trustees thereof) of the Company, becomes a beneficial owner, directly or indirectly, of securities of the Company representing twenty-five (25%) percent or more of the Company's then outstanding securities having the right to vote on the election of directors; (iii) during any period of not more than two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (i), (ii), (iv), (v), (vi) or
(vii) of this subparagraph 2(c)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute at least seventy-five (75%) percent of the entire Board of Directors; (iv) when a majority of the directors elected at any annual or special meeting of stockholders (or by written consent in lieu of a meeting) are not individuals nominated by the Company's incumbent
Board of Directors; (v) if the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the holders of voting securities of the Company outstanding immediately prior thereto being the holders of at least eighty (80%) percent of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; (vi) if the shareholders of the Company approve a plan of complete liquidation of the Company; or (vii) if the shareholders of the Company approve an agreement for the sale or disposition of all or substantially all of the Company's assets. However, the foregoing notwithstanding, no Change in Control shall be deemed to have occurred as a result of any event specified in clauses (i)-(vii) of this paragraph 2(c) if Marshall
Tulin or John Tulin shall be the chief executive officer of the Company following such event.

          (d) Notwithstanding anything in this Agreement to the contrary, Employee shall have the right, prior to the receipt by him of any amounts due hereunder on amounts referred to in subparagraph
2(b)(i), to waive the receipt thereof or, subsequent to the receipt by him of any amounts due hereunder, to treat some or all of such amounts as a loan from the Company which Employee shall repay to the Company, within ninety (90) days from the date of receipt, with interest at the rate provided in Section 7872 of the Code. Notice of any such waiver or treatment of amounts received as a loan shall be given by Employee to the Company in writing and shall be binding upon the Company.

          (e) It is intended that the "present value" of the payments and benefits to Employee, whether under this Agreement or otherwise, which are includable in the computation of "parachute payments" shall not, in the aggregate, exceed 2.99 times the "base amount"
(the terms "present value", parachute payments" and "base amount" being determined in accordance with Section 280G of the Code).
Accordingly, if Employee receives payments or benefits from the Company prior to payment of the Termination Compensation which, when added to the Termination Compensation and any other payments or benefits which are required to be included in the computation of parachute payments which have not been waived or treated as a loan (as contemplated by subparagraph 2 (d)), would, in the opinion of the Accountants, subject any of the payments or benefits to Employee to the excise tax imposed by Section 4999 of the Code, the Termination Compensation shall be reduced by the smallest amount necessary, in the opinion of the Accountants, to avoid such tax. In addition, the Company shall have no obligation to make any payment or provide any benefit to Employee subsequent to payment of the Termination Compensation which, in the opinion of the Accountants, would subject any of the payments or benefits to Employee to the excise tax imposed by Section 4999 of the Code. No reduction in Termination Compensation or release of the Company from any payment or benefit obligation in reliance upon any aforesaid opinion of the Accountants shall be permitted unless the Company shall have provided to Employee a copy of any such opinion, specifically entitling Employee to rely thereon, no later than the date otherwise required for payment of the Termination Compensation or any such later payment or benefit.

          (f) Promptly after a Change in Control occurs, or before a Change in Control occurs if there is a high degree of probability that a Change in Control will occur in the immediate future, as determined by the Chief Executive Officer of the Company, the Company shall deliver to a bank, or other institution approved by Employee, as escrow agent, an amount of cash funds or short term investments necessary to fund the Termination Compensation and instruct such escrow agent to make the payments of such employee benefits due Employee in the amounts and at the time provided in paragraph 2(b). The amount to be delivered to such escrow agent hereunder shall be sufficient to fund such payments from principal, and all income on the escrowed funds shall be paid to the Company at the time the principal is paid to the Employee; provided, however, that any income earned after the Termination
Date on principal not paid to Employee at the time provided in paragraph 2(b) shall be paid to Employee at reasonable intervals.


     3.   Termination by The Company.

          (a) Except as otherwise provided in any other agreement between Employee and the Company, Employee's employment may be terminated by the Company without any further liability under this Agreement if Employee shall (i) die; (ii) be totally unable to perform the duties and services attached to his position with the Company for a period of not less than 365 consecutive days due to illness or incapacity, whether physical or mental; (iii) violate any written contractual covenant of Employee then in effect in favor of the Company prohibiting Employee from competing with the Company in any manner materially detrimental to the Company; or (iv) be convicted of a felony involving an act against the Company and said conviction shall not have been reversed or be subject to further appeal, it being expressly understood, however, that conviction for violation of a criminal statute by reason of actions taken in the course of performance of Employee's duties as an executive of the Company shall not be deemed to involve an act against the Company for purposes hereof unless involving a theft, embezzlement or other fraud against the Company or any of its officers, directors or employees, or unless involving an act of physical harm to any of such persons.

          (b) After a Change in Control has occurred, if Employee's employment is terminated by the Company pursuant to subparagraph 3(a) hereof, Employee (or his widow, or if she shall not survive him, any party designated by Employee by notice to the Company, or Employee's estate, in the absence of such notice) shall receive the sums (if any) Employee would otherwise have received if a Change in Control had not occurred.

4.   Notice of Termination and Termination Date.

          (a) Any termination of Employee's employment by the Company or by Employee shall be communicated by a Notice of Termination to the other party hereto. For purposes hereof, a "Notice of Termination" shall mean a notice which shall state the "Termination Date" (as hereafter defined) and the specific reasons, and shall set forth in reasonable detail the facts and circumstances, for such determination and, in the case of Employee's termination of employment pursuant to paragraph 2 (a)
(iii) hereof, shall state that Employee has made the good faith determination required by that subparagraph.

          (b) "Termination Date" shall mean the date specified in the Notice of Termination as the last day of Employee's employment by the Company, which date shall not be sooner than the date on which the Notice of Termination is given.

          (c) If within thirty (30) calendar days after any Notice of Termination is given, or, if later, prior to the Termination Date
(as determined without regard to this paragraph 4(c)), the party hereto receiving such Notice of Termination notifies the other party hereto that a dispute exists concerning the termination, the Termination Date shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties hereto, by a binding arbitration award or by a final judgment, order or decree of a court of competent jurisdiction
(which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Termination Date shall be extended by a notice of dispute only if such notice is given in good faith and the party hereto giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of such dispute, the Company will continue to pay to Employee his full compensation (including perquisites and other benefits) in effect when the notice of dispute was given and continue Employee as a participant in all employee benefit plans and programs in which he was participating when the notice of dispute was given, until the dispute is finally resolved as hereinabove provided.

     5. Mitigation. Employee shall not be required to use his best efforts to mitigate the payment of the Termination Compensation by seeking other employment. To the extent that Employee shall, during or after the Term, receive compensation from any other employment, the payment of Termination Compensation shall not be adjusted.

     6. Arbitration. In the event any dispute arises between the parties hereto, Employee and the Company shall each have the right to seek arbitration in New York, New York under the rules of the American Arbitration Association by giving written notice of intention to arbitrate to the other party. Any award rendered in any such arbitration proceeding shall be non-appealable and final and binding upon the parties hereto, and judgment thereon may be entered in any court of competent jurisdiction. If
Employee prevails in any litigation or arbitration proceeding brought in accordance herewith, or if any such litigation or arbitration proceeding is settled, Employee shall be entitled, to the extent not prohibited by applicable law, to reimbursement from the Company for his reasonable attorneys' fees and expenses incurred in connection with such litigation or arbitration proceeding.

        7.   Indemnification.

          (a) The Company agrees that all rights to indemnification existing immediately prior to a Change in Control and all rights to indemnification existing immediately prior to the Termination Date in favor of Employee as provided in the respective corporate charters and by-laws of the Company and its subsidiaries shall survive the Termination Date and shall continue in full force and effect for a period of not less than ten (10) years after the Termination Date. Until the expiration of such period, the Company shall also indemnify Employee to the fullest extent permitted by the Delaware General Corporation Law; provided, that in the event that any claim shall be asserted or made within such ten-year period, all rights to indemnification in respect of any such claim shall continue until disposition of such claim.
Without limiting the foregoing, in the event that Employee becomes involved in any capacity in any action, proceeding or investigation in connection with any activities involving the Company occurring on or prior to the Termination Date, the Company will, subject to paragraph 7(b), advance to Employee his reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

          (b) Employee shall give prompt written notice to the Company of any claim and the commencement of any action, suit or proceeding for which indemnification may be sought under this paragraph 7, and the Company, through counsel reasonably satisfactory to Employee, may assume the defense thereof; provided, however, that Employee shall be entitled to participate in any such action, suit or proceeding with counsel of his own choice but at his own expense; and provided, further, the Employee shall be entitled to participate in any such action, suit or proceeding with counsel of his own choice at the expense of the Company if, in the good faith judgment of Employee's counsel, representation by the Company's counsel may present a conflict of interest or there may be defenses available to Employee which are different from or in addition to those available to the Company. In any event, if the Company fails to assume the defense within a reasonable time, Employee may assume such defense and the reasonable fees and expenses of his attorneys shall be borne by the Company. No action, suit or proceeding for which indemnification may be sought shall be compromised or settled in any manner which might adversely affect the interest of the Company without the prior written consent of the Company. Notwithstanding anything in this Agreement to the contrary, the Company shall not, without the written consent of Employee, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Employee of a written release from all liability in respect of such action, suit or proceeding or
(ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect Employee other than as a result of money damages or other money payments for which the Company fully pays.

          (c) The Company shall cause to be maintained in effect, for not less than two (2) years after the Termination Date, the then current policies of the directors' and officers' liability insurance maintained by the Company and the Company's subsidiaries provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous so long as no lapse in coverage occurs as a result of such substitution, and shall use its best efforts to provide such insurance for an additional three (3) years after the expiration of such two-year period, subject to the availability of such insurance at commercially reasonable rates (or, if not available at reasonable rates, then the Company shall purchase similar insurance but with such lower limits of liability, without change in retention amounts, as may be available for a premium comparable to that paid by the Company for the last year of such two-year period), with respect to all matters occurring prior to and including the Termination Date;
provided, that in the event that any claim shall be asserted or made within such period during which insurance has been or is to be provided, such insurance shall be continued in respect of any such claim until final disposition of any and all such claims.
The Company shall pay all expenses, including reasonable attorneys' fees, that may be incurred by Employee in enforcing the indemnity and other obligations provided for in this paragraph 7. The covenant in this paragraph 7 shall survive the Termination Date and shall continue without time limit (except as expressly provided in this paragraph 7).

     8. Assignability. This Agreement may not be assigned by Employee and all of its terms and conditions shall be binding upon and enure to the benefit of Employee and his heirs, legatees and legal representatives and the Company and its successors and assignees. Successors of the Company shall include, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, purchase or otherwise, and such successor shall thereafter be deemed the "Company" for purposes hereof.

     9. Notices. All notices, requests, demands and other communications provided for hereby shall be in writing and shall be deemed to have been duly given when delivered personally when received, or sent by registered or certified mail, return receipt requested, or by Federal Express or other equivalent overnight courier, in each case with the cost of delivery prepaid, to the party entitled thereto at the address first above written (in the case of the Company) or to such address as contained in the Company's records (in the case of Employee) or to such other address as may be designated by notice pursuant to this paragraph.

     10. Modification. This Agreement may be modified or amended only by an instrument in writing signed by Employee and the Company and any provision hereof may be waived only by an instrument in writing signed by the party hereto against whom any such waiver is sought to be enforced.

     11. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision contained herein.

     12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

     13. Captions. The captioned headings herein are for convenience of reference only and are not intended and shall not be construed to have any substantive effect.


               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                              SWANK, INC.


                              By: /s/ John Tulin
                              Name: John Tulin
                              Title:   President



                              ___________________________________
                              Name of Employee:

                            Schedule A




Richard V. Byrnes, Jr.  45 Adams Ave.           By: /s/ Richard V. Byrnes, Jr.
                        Norwalk, Connecticut

Paul Duckett            100 Delmage Rd.         By: /s/ Paul Duckett
                        Swansea, Massachusetts

Melvin Goldfeder        70-12 Maine Ave.        By: /s/ Mel Goldfeder
                        Rockville Centre,
                        New York

Barry Heuser            88 Catbrier Rd          By: /s/ William Barry Heuser
                        Weston, Connecticut

Jennifer C. Heuser      88 Catbrier Rd.         By: /s/ Jennifer C. Heuser
                        Weston, Connecticut

Jerold R. Kassner       14 Cheryl Dr.           By: /s/ Jerold R. Kassner
                        Sharon, Massachusetts

Eric P. Luft            15 Fenimore Ln.         By: /s/ Eric P. Luft
                        Huntington, New York

Frederick M. Moehle     12 Rock Rd.             By: /s/ Frederick Moehle
                        Attleboro, Massachusetts

Kimberly Renk           782 Webster Ave., #2    By: /s/ Kimberly Renk
                        Newport, Rhode Island

Robert Rosenberg        22 Old Pond Rd.         By: /s/ Robert Rosenberg
                        Great Neck, New York

William Rubin           3787 Paces Ferry West   By: /s/ William F. Rubin
                        Atlanta, Georgia

Bruce Shopoff           268 N. Crescent Dr.     By: /s/ Bruce Shopoff
                        Apt. 101
                        Beverly Hills, California

James Tulin             12112 North 120th Way   By: /s/ James E. Tulin
                        Scottsdale, Arizona

John Tulin              1196 Elinor Rd.         By: /s/ Christopher F. Wolf
                        Hewlett, L.I., New York By: /s/ John Tulin

Marshall Tulin          1361 Paine Rd.          By: /s/ Marshall Tulin
                        Hewlett, L.I., New York

Lewis Valenti           44 Holiday Ct.          By: /s/ Lewis A. Valenti
                        Riverdale, New Jersey

Christopher F. Wolf     116 E. Emerson Rd.      By: /s/ Christopher F. Wolf
                        Lexington, Massachusetts